Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Commercial Vehicle Group, Inc.:

We consent to the incorporation by reference in Registration Statements Nos. 333-124590, 333-145120, 333-161219, 333-176020 on Form S-8 and Registration Statement No. 333-163276 on Form S-3 of our report dated March 13, 2012, relating to the consolidated financial statements and financial statement schedule of Commercial Vehicle Group, Inc. and subsidiaries (the “Company”) for the period ended December 31, 2011 appearing in this Annual Report on Form 10-K of Commercial Vehicle Group, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Columbus, Ohio

March 17, 2014